Exhibit 99.1
news
Contact:
Brad Allen
Imation Corp
651-704-5818
bdallen@imation.com
Imation Reports Q3 Revenue of $424.7 Million, up 42%
Diluted EPS of $0.53
Memorex Acquisition on Track with Solid Results
Revenue and Earnings Outlook Increased
Oakdale, MN (October 24, 2006) — Imation Corp (NYSE:IMN) today released financial results for the third quarter ended September 30, 2006.
Highlights for the quarter include the following:
•	Q3 2006 revenue of $424.7 million (including revenue of $109.9 million from the Memorex acquisition) is up 42.2 percent compared with Q3 2005 revenue of $298.6 million.

•	Q3 2006 revenue excluding Memorex grew 5.4 percent compared to Q3 2005, driven by continued growth in optical, flash and LTO tape products.

•	Q3 2006 operating income of $28.3 million included $2.7 million of incremental stock-based compensation expense. This is compared with $23.6 million of operating income in the third quarter of 2005, which did not have similar stock-based compensation expense. Diluted EPS from continuing operations was $0.53 for Q3 2006 and included incremental stock-based compensation expense of $0.05 per share compared with $0.48 per share in Q3 2005.

•	Q3 2006 operating expense as a percent of revenue matched our record low of 14.1 percent.

•	Cash flow from operations totaled $38.6 million in the quarter. Total cash was $245.2 million as of September 30, 2006 after the repurchase of 257,000 shares during the quarter for $10.2 million.

•	The outlook for 2006 revenue and earnings has been increased as a result of continued strong year-to-date results. Diluted EPS from continuing operations for FY 2006 is now estimated to be in the range of $1.96 to $2.02, up from previous guidance of $1.70 to $1.80 (see Business Outlook below for details).
      Commenting on the quarter, Chairman and CEO Bruce Henderson said: “Imation’s worldwide team has delivered another strong quarter and we anticipate a solid finish to the year, enabling us to increase our revenue and earnings outlook.”
      Frank Russomanno, EVP and Chief Operating Officer for Imation, said: “We are pleased with the third quarter results. Revenue growth of 73 percent in the Americas was driven by the Memorex acquisition as well as growth in optical, flash and LTO tape products. In Europe, our 27 percent revenue increase was driven by strong growth in optical products, particularly from our Global Data Media joint venture and Memorex. In Asia Pacific, revenues declined nine percent driven by an aggressive pricing environment and a greater focus on higher gross margin business. The contribution from the Memorex acquisition is meeting our expectations and the integration process continues on track.”
      A teleconference is scheduled for 9:00 a.m. CDT today, October 24, 2006. The call-in number is 866-814-1919 (see Webcast and Replay Information at the bottom of this release).

Third Quarter and YTD 2006 and 2005 Financial Highlights

Dollars in millions, except per share amounts	Q3 06	Q3 05	YTD 06	YTD 05
Net Revenue	$424.7	$298.6	$1,125.7	$915.1
Gross Profit	$88.3	$70.5	$251.7	$228.0
% of Revenue	20.8%	23.6%	22.4%	24.9%
SG&A	$47.4	$33.8	$127.1	$110.2
% of Revenue	11.1%	11.3%	11.3%	12.0%
R&D	$12.6	$13.1	$37.7	$39.1
% of Revenue	3.0%	4.4%	3.3%	4.3%
Operating Income	$28.3	$23.6	$76.2	$78.7
% of Revenue	6.7%	7.9%	6.8%	8.6%
Income from Continuing Operations	$18.5	$16.8	$50.8	$63.4
Diluted Earnings per Share:
Continuing Operations	$0.53	$0.48	$1.44	$1.84
Discontinued Operations	$—	$—	$0.03	$0.18
Net Income	$0.53	$0.48	$1.48	$2.01
Operating Cash Flows	$38.6	$21.3	$91.9	$47.3
Reconciliation of GAAP to Adjusted Results

	Q3 06		YTD 06
		Diluted EPS		Diluted EPS
	Operating	from Cont.	Operating	from Cont.
Dollars in millions, except per share amounts	Income	Ops.	Income	Ops.
As Reported — GAAP	$28.3	$0.53	$76.2	$1.44
Additional stock-based compensation	2.7	0.05	7.0	0.12
Restructuring and other	—	—	10.7	0.19
Q2 tax benefit	—	—	—	(0.03)

Subtotal	2.7	0.05	17.7	0.28
Adjusted — Non-GAAP	$31.0	$0.58	$93.9	$1.72
Percentage change from prior year	31.4%	20.8%	19.3%	(6.5)%
      (See Comparison of GAAP to Non-GAAP Financial Measures below.)
      Net Revenue was $424.7 million for the quarter, up 42.2 percent from Q3 2005. Excluding Memorex revenue of $109.9 million, revenue increased 5.4 percent compared with the third quarter of 2005 with volume growth of approximately twelve percent and foreign currency benefit of one percent offset by price declines of eight percent. For the nine-month period ended September 30, 2006, revenue was $1,125.7 million, up 23.0 percent from revenue of $915.1 million for Q3 2005. Excluding Memorex revenue of $175.6 million, year-to-date revenue was up 3.8 percent.
      Gross Margin of 20.8 percent in Q3 2006 was 2.8 percentage points below Q3 2005’s margin of 23.6 percent due to product and channel mix changes. For the nine-month periods ended September 30, 2006 and 2005 gross margin was 22.4 percent and 24.9 percent, respectively.
      Selling, General & Administrative (SG&A) spending was $47.4 million or 11.1 percent of revenue in Q3 2006 compared with $33.8 million or 11.3 percent of revenue, in Q3 2005. The increase was due to the addition of Memorex SG&A expenses, intangible asset amortization and incremental stock-based compensation expense, partially offset by spending declines. For the nine-month periods ended September 30, 2006 and 2005, SG&A spending was $127.1 million and $110.2 million, respectively.
      Research & Development (R&D) spending of $12.6 million or 3.0 percent of revenue in Q3 2006 was $0.5 million lower than the $13.1 million or 4.4 percent of revenue reported in Q3 2005. For the nine-month periods ended September 30, 2006 and 2005 R&D spending was $37.7 million and $39.1 million, respectively.

      Operating Income for the quarter was $28.3 million, up 19.9 percent from operating income of $23.6 million reported for the third quarter of 2005. Operating income in Q3 2006 included incremental stock-based compensation expenses of $2.7 million resulting from the adoption of FAS 123R at the beginning of 2006. Operating income in Q3 2005 had no similar stock-based compensation expense. Excluding stock-based compensation expense noted above, operating income would have been $31.0 million in the quarter, up 31.4 percent from the comparable quarter a year ago.
      Operating income for the nine months ended September 30, 2006 was $76.2 million compared with operating income of $78.7 million for the comparable period a year ago and included restructuring and other charges of $10.7 million associated with integrating the Memorex acquisition and actions taken to simplify structure. Operating income for the nine months ended September 30, 2006 included incremental stock-based compensation expense of $7.0 million. Operating income in the first nine months of 2005 had neither restructuring nor similar stock-based compensation expense. Excluding restructuring and stock-based compensation expense noted above, operating income would have been $93.9 million for the nine-month period ended September 30, 2006, up 19.3 percent from the comparable period a year ago (see table entitled Reconciliation of GAAP to Adjusted Results above).
      Non-operating Income/Expense and Taxes: Net non-operating income of $1.1 million in Q3 2006 is compared with $1.7 million in Q3 2005. The decline in net non-operating income was primarily due to the reduction of interest income as a result of the decline in cash balances. The tax rate in Q3 2006 was 37 percent, up from the 34 percent tax rate in Q3 2005.
      Diluted Earnings per Share from continuing operations was $0.53 in Q3 2006 and included $0.05 per share from incremental stock-based compensation expense. This compares with diluted EPS of $0.48 per share for the comparable quarter last year which had no similar stock-based compensation expense. Adjusting for incremental stock-based compensation expense, diluted EPS would have been $0.58 per share in Q3 2006 (see table entitled Reconciliation of GAAP to Adjusted Results above).
      Cash Flow, Working Capital and Balance Sheet: Cash flow generated from operations totaled approximately $38.6 million for the quarter and included a timing benefit of approximately $10 million that will reverse in the fourth quarter of 2006. For the nine-month period ended September 30, 2006 operating cash flow was $91.9 million. Ending cash and cash equivalents of $245.2 million as of September 30, 2006 decreased by $237.8 million from December 31, 2005 driven by the payment of $329.3 million related to the Memorex acquisition partially offset by cash generated from operations. We repurchased 257,000 shares of common stock in the quarter for $10.2 million, with remaining authorization to repurchase an additional 2.4 million shares. Capital spending was $5.0 million in the quarter. Depreciation and amortization totaled $10.5 million in the quarter.
Business Outlook
      This business outlook is subject to the risks and uncertainties described below.
•	Revenue for the full year 2006 is estimated to be in the range of $1.57 billion to $1.60 billion, which represents growth of approximately 25 percent to 27 percent over fiscal 2005. Our prior outlook was $1.54 billion to $1.59 billion. As a result, revenue in the fourth quarter is estimated to be in the range of $445 million to $475 million.

•	Full year 2006 operating income, including restructuring and stock-based compensation expense, is estimated to be in the range of $105 million to $108 million. Our prior outlook was $93 million to $98 million. Operating income, excluding restructuring and incremental stock-based compensation expense, is estimated to be in the range of $127 million to $130 million for the year. The prior outlook was $120 million to $125 million. As a result, operating income in the fourth quarter is estimated to be in the range of $29 million to $32 million and includes $1 million of anticipated restructuring charges and $3 million of incremental stock-based compensation expense. Excluding restructuring and stock-based compensation expense, operating income in the fourth quarter is estimated to be in the range of $33 million to $36 million.

•	Diluted EPS from continuing operations, including restructuring and stock-based compensation expense, is estimated to be in the range of $1.96 to $2.02 for the full year 2006. Our prior outlook was $1.70 to $1.80. Excluding restructuring and incremental stock-based compensation expense, diluted EPS is estimated to be in the range of $2.35 to $2.41. The prior outlook was $2.20 to $2.29. As a result, diluted EPS in the fourth quarter is estimated to be in the range of $0.52 to $0.58 and includes restructuring and stock-based compensation expense of $0.07 per share.

•	We currently anticipate restructuring expense of $11 million to $12 million for the full year 2006 and $1 million to $2 million in 2007 for a total restructuring program cost of $12 million to $14 million. In the prior full year outlook total restructuring program expense was $13 million to $17 million. Incremental stock-based compensation expense for 2006 is currently estimated to be $10 million. The prior full year outlook for stock-based compensation expense was between $10 million and $12 million.

•	Capital spending for 2006 is targeted to be approximately $20 million, down from previous guidance of $25 million.

•	The tax rate for the fourth quarter of 2006 is currently anticipated to be in a range of 36 to 37 percent absent any one-time items that may occur, while the full year rate is targeted to be 35 to 36 percent as a result of the tax benefit recognized in the second quarter of 2006. This is unchanged from our prior outlook.

•	Depreciation and amortization for 2006 is targeted in the range of $38 million to $40 million including amortization of intangible assets of approximately $7 million resulting from the Memorex acquisition. Prior guidance was $38 million to $42 million.
      The table below reconciles the outlook for 2006 Operating Income and diluted EPS on a GAAP basis with the items impacting 2006 results discussed above.

Targeted
	Targeted	Operating	Targeted
	Revenue	Income	Diluted EPS
	$ Millions	$ Millions	Per Share
2006 Outlook Before Restructuring and Incremental Stock-based Compensation* (Non-GAAP)	$1,570-$1,600	$127-$130	$2.35-$2.41
Restructuring and Other Charges**	—	($11 - $12)	($0.20 - $0.22)
Incremental Stock-based Compensation Expense**	—	($10)	($0.18)

2006 Outlook (GAAP)	$1,570-$1,600	$105-$108	$1.96-$2.02

*	Ranges include Memorex acquisition-related impacts

**	Actual YTD and anticipated
Comparison of GAAP to Non-GAAP Financial Measures
      The impact of the restructuring charges and other items, as described above, is provided to assist an investor’s understanding of the impact of these components on our actual results of operations when compared with prior periods. Imation believes this will assist investors in making an evaluation of our performance against prior periods on a comparable basis by adjusting for those items. This information should not be construed as an alternative to the reported results which have been determined in accordance with accounting principles generally accepted in the United States of America.
Webcast and Replay Information
      A live webcast of Imation Corp’s third quarter teleconference will be available on the Internet on a listen-only basis at http://www.ir.Imation.com or http://www.streetevents.com. A taped replay of the teleconference will be available beginning at 1:00 PM Central Daylight Time on October 24, 2006 until 5:00 PM Central Daylight Time on October 30, 2006 by dialing 888-211-2648 (access code 968564). All remarks made during the teleconference will be current at the time of the call and the replay will not be updated to reflect any subsequent developments.
About Imation Corp
      Imation Corp is the only company in the world solely focused on the development, manufacture and supply of removable data storage products spanning the four pillars of magnetic, optical, flash and removable hard disk storage. With more than 50 years of data storage leadership beginning with the development of the world’s first computer tape, Imation proudly marks its tenth anniversary as an independent company. In addition to the Imation brand, Imation Corp’s global brand portfolio includes the Memorex brand, one of the most widely recognized names in the consumer electronics industry, famous for the slogan, “Is it live or is it Memorex?” Additional information about Imation is available at www.imation.com or by calling 1-888-466-3456.
Imation, the Imation logo, Memorex, and “Is it live or is it Memorex?” are trademarks of Imation Corp and its subsidiaries. All other trademarks are the property of their respective owners.
Risk and Uncertainties
      Certain information contained in this press release which does not relate to historical financial information, including the Business Outlook, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause our actual results in the future to differ materially from our historical results and those presently anticipated or projected. We wish to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. Risk factors include our ability to successfully integrate the Memorex acquisition and achieve anticipated benefits and synergies; our ability to successfully defend our intellectual property, including the Memorex brand and key cross licenses; continuing uncertainty in global economic conditions that make it particularly difficult to predict product demand; our ability to meet our cost reduction and revenue growth targets; our ability to introduce new offerings in a timely manner either independently or in association with OEMs or other third parties; our ability to achieve the expected benefits in a timely manner from the Moser Baer and other strategic relationships, including the Global Data Media joint venture and Exabyte relationships; the competitive pricing environment; foreign currency fluctuations; the outcome of any pending or future litigation; our ability to secure adequate supply of certain high demand products; the ready availability and price of energy; availability of key raw materials or critical components; the market acceptance of newly introduced product and service offerings; the rate of decline for certain existing products, as well as various factors set forth from time to time in our filings with the Securities and Exchange Commission.

IMATION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except for per share amounts)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
Net revenue	$424.7	$298.6	$1,125.7	$915.1
Cost of goods sold	336.4	228.1	874.0	687.1

Gross profit	88.3	70.5	251.7	228.0

Operating expense:
Selling, general and administrative	47.4	33.8	127.1	110.2
Research and development	12.6	13.1	37.7	39.1
Restructuring and other	—	—	10.7	—

Total	60.0	46.9	175.5	149.3

Operating income	28.3	23.6	76.2	78.7

Other (income) and expense:
Interest income	(2.2)	(3.3)	(9.8)	(7.7)
Interest expense	0.3	0.2	0.7	0.5
Other, net	0.8	1.4	6.4	6.2

Total	(1.1)	(1.7)	(2.7)	(1.0)

Income from continuing operations before income taxes	29.4	25.3	78.9	79.7

Income tax provision	10.9	8.5	28.1	16.3

Income from continuing operations	18.5	16.8	50.8	63.4

Discontinued Operations:
Income from operations of discontinued business, net of income taxes	—	—	—	1.5
Gain on disposal of discontinued business, net of income taxes	—	—	1.2	4.6

Income from discontinued operations net of income taxes	—	—	1.2	6.1

Net income	$18.5	$16.8	$52.0	$69.5

Basic earnings per common share:
Continuing operations	$0.54	$0.49	$1.47	$1.87
Discontinued operations	$—	$—	$0.03	$0.18
Net income	$0.54	$0.49	$1.50	$2.05

Diluted earnings per common share:
Continuing operations	$0.53	$0.48	$1.44	$1.84
Discontinued operations	$—	$—	$0.03	$0.18
Net income	$0.53	$0.48	$1.48	$2.01

Weighted average basic shares outstanding	34.5	34.1	34.6	33.9

Weighted average diluted shares outstanding	35.1	34.9	35.2	34.5

Cash dividend per share	$0.14	$0.12	$0.40	$0.34

IMATION CORP.
CONSOLIDATED BALANCE SHEETS
(In millions)

	September 30,	December 31,
	2006	2005
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$245.2	$483.0
Accounts receivable — net	275.6	194.7
Inventories	241.6	134.9
Other current assets	66.3	75.6

Total current assets	828.7	888.2

Property, plant and equipment — net	182.3	195.0
Other assets	341.7	63.0

Total assets	$1,352.7	$1,146.2

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$217.0	$131.8
Accrued payroll	22.4	22.2
Other current liabilities	147.9	91.1

Total current liabilities	387.3	245.1

Other liabilities	60.4	45.8

Shareholders’ equity	905.0	855.3

Total liabilities and shareholders’ equity	$1,352.7	$1,146.2

Certain of the Company’s funds were in active cash management and were thus classified in other current assets.
Total cash and equivalents plus these investments were as follows:

	September 30,	December 31,
	2006	2005

Cash and cash equivalents	$245.2	$483.0
Cash investments	—	24.6

Total cash and other cash investments	$245.2	$507.6

IMATION CORP.
SUPPLEMENTAL INFORMATION
(Dollars in millions)
(Unaudited)
Segment and Product Information

	Q3 2006		Q3 2005		% Change
	Rev $	% Total	Rev $	% Total
Americas	248.1	58.4%	143.7	48.1%	72.7%
Europe	125.2	29.5%	98.6	33.0%	27.0%
APAC	51.4	12.1%	56.3	18.9%	-8.7%

Total	424.7	100.0%	298.6	100.0%

	Rev $	% Total	Rev $	% Total
Magnetic	161.0	37.9%	173.8	58.2%	-7.4%
Optical	191.2	45.0%	98.8	33.1%	93.5%
Flash	46.1	10.9%	15.4	5.2%	199.4%
Other	26.4	6.2%	10.6	3.5%	149.1%

Total	424.7	100.0%	298.6	100.0%

	Op Inc $	OI %	Op Inc $	OI %
Americas	31.4	12.7%	29.1	20.3%	7.9%
Europe	11.2	8.9%	9.1	9.2%	23.1%
APAC	3.7	7.2%	3.3	5.9%	12.1%
Corp/Unallocated (1)	(18.0)	NM	(17.9)	NM	NM

Total	28.3	6.7%	23.6	7.9%

	YTD 2006		YTD 2005
	Rev $	% Total	Rev $	% Total
Americas	577.0	51.3%	428.0	46.8%	34.8%
Europe	379.5	33.7%	316.7	34.6%	19.8%
APAC	169.2	15.0%	170.4	18.6%	-0.7%

Total	1,125.7	100.0%	915.1	100.0%

	Rev $	% Total	Rev $	% Total
Magnetic	493.4	43.9%	520.3	56.8%	-5.2%
Optical	473.0	42.0%	317.7	34.7%	48.9%
Flash	92.7	8.2%	39.9	4.4%	132.3%
Other	66.6	5.9%	37.2	4.1%	79.0%

Total	1,125.7	100.0%	915.1	100.0%

	Op Inc $	OI %	Op Inc $	OI %
Americas	92.9	16.1%	83.3	19.5%	11.5%
Europe	35.7	9.4%	34.6	10.9%	3.2%
APAC	13.4	7.9%	15.2	8.9%	-11.8%
Corp/Unallocated (1)	(65.8)	NM	(54.4)	NM	NM

Total	76.2	6.8%	78.7	8.6%

(1)	Corporate and unallocated amounts include research and development expense, corporate results, as well as restructuring and other expense that are not allocated to the regional markets we serve. We believe this avoids distorting the operating income for the regional segments.

IMATION CORP.
SUPPLEMENTAL INFORMATION
(Unaudited)
Operations & Cash Flow — Additional Information ($ Millions)

	Quarter ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Gross Profit	$88.3	$70.5	$251.7	$228.0
Gross Margin %	20.8%	23.6%	22.4%	24.9%
Operating Income	$28.3	$23.6	$76.2	$78.7
Operating Income %	6.7%	7.9%	6.8%	8.6%
Capital Spending	$5.0	$5.2	$12.1	$14.7
Depreciation	$7.3	$8.7	$22.0	$25.4
Amortization	$3.2	$1.2	$6.1	$4.4
Tax Rate %	37%	34%	36%	20%
Asset Utilization Information *

	September 30,	December 31,
	2006	2005

Days Sales Outstanding (DSO)	53	46
Days of Inventory Supply	69	56
Debt to Total Capital	0.0%	0.0%
Other Information

Approximate employee count as of September 30, 2006:	2,110
Approximate employee count as of December 31, 2005:	2,100
Book value per share as of September 30, 2006:	$26.23
Shares used to calculate book value per share (millions):	34.5

In the third quarter of 2006, Imation repurchased 0.3 million shares of its stock for $10.2 million.
Authorization for repurchase of an additional 2.4 million shares remains outstanding as of September 30, 2006.

*	These operational measures, which the Company regularly uses, are provided to assist in the investor’s further understanding of the Company’s operations.

Days Sales Outstanding is calculated using the count-back method, which calculates the number of days of most recent revenue that are reflected in the net accounts receivable balance.

Days of Inventory Supply is calculated using the current period inventory balance divided by the average of the inventoriable portion of cost of goods sold for the previous 12 months expressed in days.

Debt to Total Capital is calculated by dividing total debt (long term plus short term) by total shareholders’ equity and total debt.